Exhibit 99.1

NEWS

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 7, 2007—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2007, of $10.0 million or 47 cents per share, compared to $7.1 million or 34 cents per share during the same period in the prior year.

A major factor contributing to the earnings for the second quarter was sales growth at the utility. During the three months ended June 30, 2007, retail gas deliveries increased 10.3% and retail electric deliveries increased 3.0% from those in the same period in the prior year. These increases represent increased usage in the residential, commercial and industrial customer classes. The benefit of the increased utility volumes on earnings was partially offset by an increase in the per-unit cost of both natural gas and purchased power. Sales for resale volumes also increased during this period.

Also contributing to higher earnings was an increase in revenues from MGE Energy's other subsidiaries. As a result of additional carrying costs earned on the Elm Road project, MGE Energy's nonregulated revenues for the three months ended June 30, 2007, were $0.4 million higher than those for the same period in the prior year.

During the three months ended June 30, 2007, interest expense decreased $0.7 million and other income increased $0.4 million when compared to the same period in the prior year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric Co., generates and distributes electricity to nearly 135,000 customers in Dane County, Wis., and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006
Three Months Ended June 30
Operating revenue	$110,545	$99,721
Operating income	$16,723	$13,839
Net income	$9,966	$7,051
Earnings per share (basic and diluted)	$0.47	$0.34
Weighted average shares outstanding (basic and diluted)	21,375	20,468

Six Months Ended June 30
Operating revenue	$278,431	$258,306
Operating income	$38,356	$34,698
Net income	$22,268	$18,567
Earnings per share (basic and diluted)	$1.05	$0.91
Weighted average shares outstanding (basic and diluted)	21,201	20,461

# # #

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

E-mail: skraus@mge.com